Exhibit 99.1

Novavax Reports Fourth Quarter and Year-End 2015 Financial Results

Gaithersburg, Md., February 29, 2016 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced its financial results for the fourth quarter and twelve months ended December 31, 2015.

Recent Accomplishment:

•	Novavax issued a total of $325 million Convertible Senior Notes, resulting in net proceeds of approximately $276 million. These proceeds further strengthen Novavax’ balance sheet ahead of data from the pivotal Phase 3 Resolve™ clinical trial, expected in the third quarter of 2016, and in support of discussions for the commercialization rights to its RSV F Vaccine franchise outside North America, while minimizing dilution.

Novavax Fourth Quarter Achievements:

•	Completed target enrollment of the Resolve trial of its RSV F Vaccine in older adults (60 years of age and older). Resolve is a randomized, observer-blinded, placebo-controlled trial of 11,850 older adults at 60 sites in the United States. The primary efficacy objective is the prevention of moderate-severe RSV-associated lower respiratory tract disease, as defined by the presence of multiple lower respiratory tract symptoms.

•	Completed enrollment of 1,330 older adults in a Phase 2 rollover clinical trial of its RSV F Vaccine in older adults enrolled in the prior Phase 2 trial. The trial is a randomized, observer-blinded, placebo-controlled rollover trial designed to enroll from the population of 1,600 older adults who participated in the prior Phase 2 trial. The primary endpoints of the trial will evaluate safety and serum anti-F IgG antibody concentrations in response to immunization with the RSV F Vaccine.

•	Initiated enrollment in a global pivotal Phase 3 clinical trial, known as Prepare™, of its RSV F Vaccine in healthy pregnant women. Prepare is a randomized, observer-blinded, placebo-controlled trial that utilizes a group sequential design, thus, the eventual sample size may vary between 5,000 and 8,255 pregnant women over a period of two to four years. The primary objective is to determine the efficacy of maternal immunization with the RSV F Vaccine against symptomatic RSV lower respiratory tract infection (LRTI) with hypoxemia in infants through the first 90 days of life. Novavax previously announced it was awarded a grant up to $89 million from the Bill & Melinda Gates Foundation to support development of this RSV F Vaccine for infants via maternal immunization.

•	Appointed Jeffrey Stoddard, M.D. to Vice President, Medical Affairs and Mark Twyman to Vice President, Marketing and promoted Jody Lichaa to Vice President, Quality Assurance.

2016 Anticipated Events:

•	Announce top-line data from Resolve, the Phase 3 pivotal RSV F Vaccine in older adults in third quarter of 2016; and

•	Announce top-line data from the Phase 2 RSV F Vaccine rollover trial in older adults in the second half of 2016.

Summary

“During the fourth quarter, we initiated two pivotal Phase 3 trials of our RSV F Vaccine, and subsequently completed enrollment of our Resolve trial in older adults. We expect to announce value-creating data from the Resolve trial and the Phase 2 rollover trial in older adults in 2016,” said Stanley C. Erck, President and CEO. “In addition, we recently strengthened our balance sheet through the successful completion of a convertible note offering, providing the necessary resources for the continued execution of our business plan.”

Financial Results for the Three and Twelve Months Ended December 31, 2015

Novavax reported a net loss of $78.8 million, or $0.29 per share, for the fourth quarter of 2015, compared to a net loss of $31.5 million, or $0.13 per share, for the fourth quarter of 2014. For the twelve months ended December 31, 2015, the net loss was $156.9 million, or $0.60 per share, compared to a net loss of $82.9 million, or $0.37 per share, for the same period in 2014.

Novavax revenue in the fourth quarter of 2015 decreased 13% to $5.9 million, compared to $6.7 million for the same period in 2014. Revenue for the full year 2015 increased 18% to $36.3 million, compared to $30.7 million in 2014. The increase in full year revenue results from the recovery of additional costs under the BARDA contract of $7.7 million for the settlement of indirect rates for fiscal years 2011 and 2012 and $3.1 million relating to the Company’s prior Phase 2 clinical trial of our quadrivalent seasonal influenza VLP vaccine candidate in Australia as collection of the amount became reasonably assured in 2015. These increases in revenue were partially offset by a decrease in revenue resulting from a lower level of development activities under the BARDA contract and our prior PATH agreement, as compared to 2014.

We have historically recorded certain reimbursable research and development costs incurred under our government contracts in a line item titled “Cost of government contracts revenue.” Those costs are included in “Research and development expenses” for all periods presented in this press release and in the 2015 Annual Report on Form 10-K to be filed with the SEC.

Research and development expenses increased 128% to $75.9 million in the fourth quarter of 2015, compared to $33.3 million for the same period in 2014. For the full year 2015, research and development expenses increased 72% to $162.6 million, compared to $94.4 million in 2014. The increase in research and development expenses for the full year 2015 was driven by costs related to the initiation of our two pivotal Phase 3 clinical trials and Phase 2 rollover trial of the RSV F Vaccine and higher employee-related costs, including non-cash stock-based compensation, tied to the continued growth of the company. This increase was partially offset by a lower level of development activities under the BARDA contract.

General and administrative expenses increased 75% to $8.9 million in the fourth quarter of 2015, compared to $5.1 million for the same period in 2014. For the full year 2015, general and administrative expenses increased 55% to $30.8 million, compared to $19.9 million in 2014. The increase in general and administrative expenses for the full year 2015 resulted from increased employee-related expenses, including non-cash stock-based compensation, tied to the continued growth of the company and professional fees for pre-commercialization activities.

As of December 31, 2015, the company had $230.7 million in cash and cash equivalents and marketable securities compared to $168.1 million as of December 31, 2014. Net cash used in operating activities for 2015 was $126.1 million, compared to $67.0 million for 2014. The factors contributing to the change in operating cash usage were primarily due to increased costs relating to our RSV F Vaccine and higher employee-related expenses, as well as the timing of customer and vendor payments. Subsequent to year-end 2015, Novavax completed its offering of Convertible Senior Notes mentioned above.

Conference Call

Novavax management will host its quarterly conference call today at 8:00 a.m. EST. The dial-in number for the conference call is (877) 212-6076 (Domestic) or (707) 287-9331 (International), passcode 45346424. A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the "Investor Info"/"Events" tab on the Novavax website.

A replay of the conference call will be available starting at 11:00 a.m. on February 29, 2016 until midnight March 7, 2015. To access the replay by telephone, dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use passcode 45346424. The replay will also be available as a webcast and can be found on the "Investor Info"/"Events" on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the Company's website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Revenue	$5,853	$6,724	$36,250	$30,659

Expenses:
Research and development	75,903	33,332	162,644	94,422
General and administrative	8,852	5,056	30,842	19,928
Total expenses	84,755	38,388	193,486	114,350
Loss from operations	(78,902)	(31,664)	(157,236)	(83,691)
Interest income (expense), net	95	118	419	129
Other income (expense)	1	―	(120)	―
Realized gains on marketable securities	―	―	―	615
Net loss	$(78,806)	$(31,546)	$(156,937)	$(82,947)

Basic and diluted net loss per share	$(0.29)	$(0.13)	$(0.60)	$(0.37)
Basic and diluted weighted average
number of common shares outstanding	269,863	238,519	262,248	225,848

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2015	December 31, 2014

Cash and cash equivalents	$93,108	$32,335
Marketable securities	137,548	135,721
Total current assets	287,257	188,158
Working capital	210,763	154,042
Total assets	386,038	276,002
Total notes payable and capital lease obligation	503	1,173
Total stockholders’ equity	292,669	229,618

Contact:

Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271